CODE OF ETHICS

I. INTRODUCTION

This Code of Ethics and the provisions contained herein (this “Code”) apply to all employees (including interns and temporary employees with assignments of 90 days or more), principals, partners and officers (referred to herein collectively as “employees”) of Oaktree Capital Management, L.P. and its subsidiaries and affiliates, but excluding any entity (other than sub-funds and special purpose entities) in which any fund or separate account managed by Oaktree Capital Management, L.P. or its affiliates has made, directly or indirectly, an investment (including any joint ventures) (collectively, “Oaktree”). Oaktree’s Chief Compliance Officer has been designated as the individual with responsibility to explain and implement this Code for Oaktree and all Oaktree employees.

STANDARDS OF CONDUCT

This Code is based on the principle that Oaktree employees owe a fiduciary duty to the clients of Oaktree. This duty of care, integrity, honesty and good faith for all employees is expressed in the general guiding principles detailed below. As an employee, you should conduct yourself in all circumstances in accordance with such general guiding principles.

•	You must at all times place the interest of our clients before your own interests.

•	You must pay strict attention to potential conflicts of interest, avoiding them if possible and disclosing them and dealing with them appropriately when the conflict is unavoidable or inherent in our business.

•	All of your personal investment transactions, and those of your Related Persons (as defined in Article II below), must be conducted in a manner consistent with this Code so as to avoid any actual or potential conflict of interest or any abuse of your position of trust and responsibility.

•	You must adhere to the fundamental standard that investment advisory personnel should not take inappropriate advantage of their positions for their personal benefit.

Although it is sometimes difficult to determine what behavior is necessary or appropriate in order to adhere to these general principles, this Code contains several guidelines for proper conduct. However, the effectiveness of Oaktree’s policies regarding ethics depends on the judgment and integrity of its employees rather than on any set of written rules. Accordingly, you must be sensitive to the general principles involved and to the purposes of the Code in addition to the specific guidelines and examples set forth below. If you are uncertain as to whether a real or apparent conflict exists in any particular situation between your interests or the interests of Oaktree and those of its clients, you should consult with Oaktree’s Chief Compliance Officer immediately. Honesty at all times and in all things is an essential part of your responsibility to Oaktree. A lack of integrity with Oaktree or with its clients will not be tolerated.

COMPLIANCE WITH LAWS AND REGULATIONS

All employees are expected to be familiar and comply with the laws and regulations applicable to their day-to-day responsibilities, including the relevant securities laws and regulations applicable to their activities. In some cases, this may involve the securities laws and regulations of multiple jurisdictions. If you have any questions with respect to any such law or regulation, you should consult with Oaktree’s Chief Compliance Officer or one of the Approving Officers listed on Attachment A. If you become aware of any violations of this Code, you must report them. See Article X of this Code for further discussion.

September 2013	Page 1 of 23

CODE OF ETHICS

II. PERSONAL INVESTMENT TRANSACTIONS POLICY

Laws, including the insider trading laws described in Article III of this Code, and ethical standards impose duties on Oaktree and its employees to avoid conflicts of interest between their personal transactions and the investment transactions Oaktree makes on behalf of clients. In view of the sensitivity of this issue, it is important to avoid even the appearance of impropriety. This policy governs your investments in securities as well as those of your Related Persons.

DEFINED TERMS

“Securities” include any interest or instrument commonly known as a security, including stocks, bonds, options, warrants, financial commodities, futures, other derivative products and interests in privately placed offerings, limited partnerships or other entities. If you act as a fiduciary or asset manager with respect to a fund or account not managed by Oaktree (for example, if you act as the executor of an estate for which you make investment decisions), any securities transactions you make on behalf of that fund or account will be subject to the trading restrictions set forth herein. You should review the restrictions on your ability to act as a fiduciary outside of your employment with Oaktree, which are set forth under “Outside Activities — Fiduciary Appointments.”

Except as otherwise noted, the restrictions on personal investment transactions apply to all Access Persons and their “Related Persons,” as defined below. “Access Persons” include all Oaktree employees, except certain persons specified by Oaktree’s Chief Compliance Officer who (i) do not devote substantially all working time to the activities of Oaktree, and (ii) do not have access to information about the day-to-day investment activities of Oaktree. Every employee should consider himself or herself an Access Person unless otherwise specifically exempted pursuant to Article IX of this Code by Oaktree’s Chief Compliance Officer or an Approving Officer.

The term “Related Person” of an Access Person for purposes of this Code includes the following:

•	A husband, wife, domestic partner or minor child of the Access Person;

•	A relative sharing the same household as the Access Person;
•	Any other person who is significantly dependent on the Access Person for financial support;

•	Anyone else if the Access Person:

(i)	obtains benefits substantially equivalent to ownership of the securities;

(ii)	can obtain ownership of the securities immediately or within 60 days; or

(iii)	can vote or dispose of the securities.

When we refer to an Access Person having “beneficial ownership” of a security, we mean an Access Person or any Related Person of the Access Person who directly or indirectly, through any contract, arrangement, understanding, relationship or otherwise, has or shares a direct or indirect pecuniary interest in the security, even though title is in another name (i.e., has opportunity, directly or indirectly, to profit or share in any profit derived from a transaction in such security).

The term “Investment Professional”, for purposes of this Code, includes Access Persons who are also portfolio managers, investment analysts and securities traders.

“Basket Instrument” includes Exchange Traded Funds, Exchange Traded Notes, Closed End Funds, futures and options on such instruments and derivative instruments linked to an index or basket of securities. This term does not include futures, options, and other derivative instruments that link to Major Market Indices.

“Major Market Indices” are those indices that Oaktree has deemed to represent a broad developed market and where the risk of receiving material non-public information regarding a material issuer component is low. See list of such indices on Oaktree Central.

A “Diverse Basket” is a Basket Instrument where no individual underlying issuer component represents 10% or more of the Basket Instrument at the time of an intended transaction.

A “Non-diverse Basket” is a Basket Instrument where one or more individual underlying issuer component represents 10% or more of the Basket Instrument at the time of an intended transaction.

“Holding Periods” are restrictions on how often you may trade a security. The Last In, First Out (LIFO) method is used for calculating a holding period and is applied at the security level across all accounts.

September 2013	Page 2 of 23

CODE OF ETHICS

“G7 Governments” include those of the United States, United Kingdom, France, Germany, Italy, Japan and Canada.

“Spread Betting” is a type of speculative investing that involves gambling on the price movement of a security, index, currency, or commodity among others. In spread betting a bid and offer price (also called the spread) is quoted. Investors bet whether the price of the reference asset/reference rate will be lower than the bid or higher than the offer. The investor does not own the reference asset/reference rate in spread betting, they simply speculate on the price movement of the reference asset/reference rate.

GENERAL PRINCIPLES REGARDING SECURITIES TRANSACTIONS OF ACCESS PERSONS AND THEIR RELATED PERSONS

As mentioned under Section I of this Code, Access Persons and their Related Persons must conduct their personal transactions in a manner so as to avoid any actual or potential conflict of interest or any abuse of their position of trust and responsibility.

In keeping with this general principle, the below outlined personal investment transaction policies are designed to reduce the possibilities for such conflicts and/or appearances of impropriety, while at the same time preserve reasonable flexibility and privacy.

PRECLEARANCE PROCEDURES

Each Access Person must obtain, for himself or herself and on behalf of his or her Related Persons, preclearance for any personal investment transaction in a security that requires preapproval if such Access Person or his or her Related Persons has, or as a result of the transaction acquires, any direct or indirect beneficial ownership in the security. Securities (or securities obtained in transactions) that do not require pre-approval are described under “Securities or Transactions not subject to certain Personal Investment Transactions Policies”.

The types and structures of investment savings plans or schemes (e.g. corporate pension and retirement plans and schemes, educational savings plans, governmental retirement plans; collectively referred to herein as “investment savings plan”) available to Access Persons and their Related Persons will vary by jurisdiction. In order to determine whether an investment savings plan must be disclosed under this Code, you must first consider whether you or your Related Persons have control or discretion over the investments held by the investment savings plan. If there is no control or discretion, then the investment savings plan is not subject to disclosure. If there is control or discretion regarding the selection of the investments and the available investment options include security types other than those defined below as Exempt Securities (e.g. common stock, closed-end funds or exchange traded funds) then the preclearance, trading and disclosure requirements apply. Access Persons and their Related Persons should carefully consider whether they participate in an investment savings plan that requires disclosure and contact the Compliance Department for guidance, as needed.

Unless otherwise indicated in this Code, you must obtain preclearance for all securities transactions, including the writing of certain options to purchase or sell a security, by completing and submitting a Request for Preclearance within Oaktree’s automated personal trading system. You must wait until you receive approval through the system or directly from an Approving Officer before entering your trade either online or with your broker. You will be required to make certain certifications each time you request pre-approval to trade a security, including that you have no knowledge that would cause the trade to violate the general trading principles set forth above.

In most instances, your request for pre-approval will be processed on the day it is received by the Compliance Department. Approval for transactions in publicly traded securities, if granted, will be valid only for the business day on which you receive it, plus the following business day. This means that an approval will be valid for a maximum of two business days (for example: if you receive approval on a Friday, and the following Monday is a holiday, you have until the close of business on Tuesday to execute the transaction). Approval for transactions in private placements, if granted, will be valid for two business days or until the closing of the transaction, whichever is later. In either case, if the transaction is not completed within the approval window, you must obtain a new preclearance, including one for any portion of the personal investment transaction that is not completed within the approval window.

Post-approval is not permitted under this Code. Completing a personal trade before receiving approval or after the approval window expires constitutes a violation of this Code. See Article X “Reporting of Violations and Sanctions” for further discussion regarding the sanctions that may be imposed as a result of violations of the Personal Investment

September 2013	Page 3 of 23

CODE OF ETHICS

Transactions Policy.

You should be aware that the Compliance Department has the right to withdraw previously approved personal investment transaction requests if information is received or events occur subsequent to the approval that would cause the approved transaction to then present a conflict.

TRADING RESTRICTIONS

In addition to the more general principals discussed above, the additional restrictions on personal investment transactions detailed below must be followed.

No Access Person or his or her Related Persons may:

•	Acquire any security in an initial public offering or in a public offering of a new issue brought to the market. Securities fully exempt from the Personal Investment Transactions Policies as listed below are not subject to this restriction.

•	Purchase or sell, directly or indirectly, any security of an issuer that is on the firm-wide restricted securities list or the subject of an information wall under which such Access Person is restricted, unless such transaction is subject to an exemption and is pre-approved by Oaktree’s Chief Compliance Officer or, if not available, any Approving Officer.

•	Enter into a short sale transaction or purchase a put option on any security of an issuer for which a position is held long in an Oaktree client account.

•	Purchase and sell, or sell and purchase, the same security within 30 calendar days. The 30 calendar day holding period applies to all security types that require preapproval prior to executing a trade and certain other securities as detailed below. This means, for example, that you may not: i) buy and then sell the same security within 30 calendar days or sell and then buy the same security within 30 calendar days; and ii) enter into a short sale transaction and then place a buy-to-cover trade for the same security within 30 calendar days. In addition, any options purchased or sold must have an expiration date which is at least 30 calendar days from the date purchased or sold. Exceptions to this prohibition will be granted on a case-by-case basis for hardship or communicated more broadly in the event of a significant market disruption or downturn.
•	Purchase securities offered in a private placement (other than those offered by Oaktree) except with the prior approval of Oaktree’s Chief Compliance Officer or an Approving Officer. In considering approval, Oaktree’s Chief Compliance Officer or an Approving Officer will take into consideration, among other factors, whether the investment opportunity the Access Person has been offered should be reserved for the benefit of Oaktree’s clients. If an Access Person or his or her department wants to purchase on behalf of Oaktree’s client the security of an issuer or its affiliate where the Access Person has a beneficial interest in the securities of that issuer through a private placement, the Access Person must first disclose his or her interest to Oaktree’s Chief Compliance Officer or an Approving Officer. In such event, Oaktree’s Chief Compliance Officer or an Approving Officer will independently review the proposed investment decision. Written records of any such circumstances should be sent to Oaktree’s Chief Compliance Officer.

•	Purchase or sell a Basket Instrument considered to be a Non-diverse Basket where the underlying issuer component representing 10% or more of the Basket Instrument is on the firm-wide restricted securities list or the subject of an information wall under which such Access Person is restricted, unless such transaction is subject to an exemption and is pre-approved by Oaktree’s Chief Compliance Officer or an Approving Officer.

•	Participate in spread betting on securities, indices, interest rates, currencies or commodities.

No Investment Professional or his or her Related Persons may:

•	Purchase or sell any security that is subject to a holding period for a period of five (5) business days before or five (5) business days after that security is bought or sold on behalf of any Oaktree client account for which such Investment Professional’s department is involved in the investment decision-making process. This rule applies to Basket Instruments and issuer components representing 10% or more of a Basket Instrument. Violation of this prohibition will require reversal of the transaction and any resulting profits will be subject to disgorgement at the discretion of Oaktree’s Chief Compliance Officer or an Approving Officer.

•	Purchase or sell any Basket Instrument which is considered a Non-diverse Basket where the

September 2013	Page 4 of 23

CODE OF ETHICS

underlying issuer component representing 10% or more of the Basket Instrument is followed by or securities of which are traded by the Investment Professional’s department except with the prior approval of Oaktree’s Chief Compliance Officer or an Approving Officer.

No Investment Professional:

•	Who provides investment advice to open-end investment companies registered under the Investment Company Act of 1940, as amended (open-end mutual funds) may purchase and sell, or sell and purchase, the same security within 60 calendar days. The securities subject to this prohibition are those securities or related securities owned or that might reasonably be considered as potential or eligible investments by such mutual fund (including underlying equity securities).

•	The foregoing also applies to short sale transactions. Violation of this prohibition may require reversal of the transaction and any resulting profits will be subject to disgorgement at the discretion of Oaktree’s Chief Compliance Officer or an Approving Officer.

SECURITIES OR TRANSACTIONS NOT SUBJECT TO CERTAIN PERSONAL INVESTMENT TRANSACTIONS POLICIES

All personal investment transactions in securities, even Exempt Securities as defined below, are subject to this Code’s policy on Insider Trading as detailed in Section III.

All transactions and positions of securities subject to disclosure requirements must be included on the quarterly Accounts and Transactions Only certifications and annual Accounts, Holdings and Transactions certification as discussed under Reporting of Transactions below.

Not Subject to Personal Investment Transactions Policies

The following securities and any associated transactions are exempt from the preclearance, holding period and disclosure requirements of the Personal Investment Transactions Policy (“Exempt Securities”):

(a)	Direct debt obligations of the U.S. Government (i.e., treasury securities);

(b)	Bank certificates of deposit;

(c)	Bankers’ acceptances;

(d)	Commercial paper;

(e)	High-quality, short-term debt obligations, including repurchase agreements;
(f)	Shares issued by money market funds;

(g)	Shares issued by open-end mutual funds, except those open-end mutual funds for which Oaktree acts as investment manager or sub-adviser, for which a disclosure requirement applies (a list of which can be found on Oaktree Central);

(h)	Shares issued by open-end investment companies which are not registered under the Investment Company Act of 1940, as amended (i.e., non-U.S. open-end fund) and meet the following requirements (“Three Prong Test”):

a.	Shareholders have the right to redeem on demand;

b.	Net asset value is calculated on a daily basis in a manner consistent with the principles of section 2(a)(41)of the Investment Company Act of 1940; and

c.	Shares are issued and redeemed at net asset value and this net asset value is calculated on a forward pricing basis (i.e., based upon the next net asset value of the fund, not the previous or current net asset value of the fund).

(i)	Shares issued by unit investment trusts that are invested exclusively in one or more open-end mutual funds, except those open-end mutual funds for which Oaktree acts as investment manager or sub-adviser for which a disclosure requirement applies;

(j)	Limited partnership interests in Oaktree-sponsored limited partnerships (not reportable given that Oaktree maintains investor lists and transaction records for such investments); and

(k)	Securities transactions for the benefit of an Access Person for an account over which the Access Person has no direct or indirect influence or control (e.g., those done through a managed account or blind trust).

Subject Only to Disclosure Requirements

The following securities, including derivatives thereof, and any associated transactions are exempt from the preclearance and holding period rules, but not the disclosure requirements. These securities are excluded from the preclearance and holding period requirements as the likelihood of a conflict of interest with any of Oaktree’s investment activities is considered low:

(a)	Municipal bonds;

(b)	U.S. government agency debt obligations (i.e. FNMA, FHLMC, GNMA);

September 2013	Page 5 of 23

CODE OF ETHICS

(c)	Debt obligations issued by G7 governments, excluding those issued by the U.S. government as they are Exempt Securities;

(d)	Auction-rate money market instruments

(e)	Shares issued by open-end investment companies which are not registered under the Investment Company Act of 1940, as amended (i.e., non-U.S. open-end fund) and do not meet the Three Prong Test;

(f)	Futures, options and other derivative instruments on currencies;

(g)	Futures, options and other derivative instruments that link to Major Market Indices;

(h)	Futures, options and other derivative instruments on non-financial commodities (e.g., pork belly contracts);

(i)	Interest rate swaps; and

(j)	Non-volitionary transactions (i.e., assignment of an option position or exercise of an option at expiration, tender offers when participation is mandatory).

Subject Only to Holdings Period and Disclosure Requirements

The following securities, including derivatives thereof, and any associated transactions are exempt from the preclearance procedures but not the holdings period rules or disclosure requirements.

(a)	Basket Instruments considered to be Diverse Baskets at the time of the transaction and where the Access Person is considered an Investment Professional, the Diverse Basket is not traded by the Investment Professional’s Department on behalf of an Oaktree client account;

(b)	Basket Instruments considered to be Non-diverse Baskets at the time of the transaction so long as (i) the underlying issuer component representing 10% or more of the Basket Instrument is not (1) on the firm-wide restricted securities list or the subject of an information wall under which such Access Person is restricted or (2) followed by the Investment Professional’s Department; and (ii) the Non-diverse Basket is not traded by the Investment Professional’s Department on behalf of an Oaktree client account;

(c)	Security purchases effected upon the exercise of rights issued by the issuer pro rata to all holders of a class of its securities, to the extent such rights were acquired from such issuer, and sales of such rights so acquired;

(d)	Securities purchased through the reinvestment of dividends in an automatic dividend reinvestment plan (but not through the investment of additional amounts under such plans);

(e)	Securities purchases effected pursuant to an automatic investment plan (i.e. direct purchase plans);

(f)	Shares issued by open-end mutual funds for which Oaktree acts as investment manager or sub-adviser; and

(g)	Shares issued by unit investment trusts that are invested exclusively in shares issued by open-end mutual funds for which Oaktree acts as investment manager or sub-adviser

Subject to All Policies

All other securities, including derivatives thereof, and any associated transactions not otherwise mentioned above are subject to all the Personal Investment Transactions Policies, including preclearance, holdings period and disclosure requirements.

REPORTING OF TRANSACTIONS AND HOLDINGS

For securities transactions in an account over which the Access Person or his or her Related Person has no direct or indirect influence or control (e.g. those done through a managed account or blind trust,), as long as an Oaktree Managed Account Agreement has been completed and is on file with, and duplicate statements are being received by, the Compliance Department, there is no need to include them in the Quarterly Reports or Annual Reports described below.

Quarterly Reports. All Access Persons must complete quarterly Accounts and Transactions Only certifications by the 30th day of January, April, July and October (i.e., by the 30th day following the end of the quarter). In each quarterly certification, the Access Person must report all personal investment transactions, including those of their Related Persons, which were transacted during the quarter, other than those that are not subject to the disclosure requirements and securities purchased through automatic dividend reinvestment plans as these transactions and resulting positions are reconciled annually as part of the annual Accounts, Holdings and Transactions certification process.

Every Access Person must complete a quarterly Accounts and Transactions certification even if such person and their Related Persons made no purchases or sales of securities during the period covered by the

September 2013	Page 6 of 23

CODE OF ETHICS

report. You are charged with the responsibility for making sure your quarterly certifications are accurate. Any effort by the Oaktree Compliance Department to facilitate the reporting process does not change or alter that responsibility. The quarterly certification process will be conducted via Oaktree’s automated personal trading system.

Annual Reports. All Access Persons must also complete an annual Accounts, Holdings and Transactions certification due by the 30th day in January. This annual certification must include all securities positions subject to the disclosure requirements held in your brokerage accounts, the brokerage accounts of your Related Persons or elsewhere (e.g., physical securities, private placements, partnership interests, etc.) as of the 45 days preceding the filing date of the report. The annual certification process will be conducted via Oaktree’s automated personal trading system. All new Oaktree employees must also provide a listing of all securities positions subject to the disclosure requirements within 10 days of the commencement of employment.

Broker Statements and Trade Confirmations. All Access Persons are required to direct brokers of accounts in which they or a Related Person has a beneficial interest to supply to Oaktree’s Compliance Department, on a timely basis, duplicate copies of trade confirmations and at least quarterly broker account statements stating the name in which the account(s) is held and the account number(s).

You must provide information regarding all of your brokerage accounts (including those of your Related Persons) to Oaktree’s Compliance Department. The submission of brokerage account information should be conducted via Oaktree’s automated personal trading system. If you have any questions about the Personal Investment Transactions Policy, call or see a member of the Compliance Department.

REVIEWING OF TRANSACTIONS

Oaktree’s Compliance Department is charged with the responsibility of reviewing requests for approval to trade in securities and for performing reconciliations between such approvals and the broker confirmations and statements.

September 2013	Page 7 of 23

CODE OF ETHICS

III. POLICY STATEMENT ON AVOIDANCE OF INSIDER TRADING

GENERAL

The prohibition against insider trading in the United States stems from the general antifraud provisions of the U.S. Securities Exchange Act of 1934, as amended, and the U.S. Investment Advisers Act of 1940, as amended. The Insider Trading and Securities Fraud Enforcement Act of

1988 (“ITSFEA”) amended both of those acts by adding specific provisions designed to detect and deter insider trading and to impose stiffer sanctions upon violators and persons who “control” violators, such as their employers.

ITSFEA requires all registered investment advisers to establish, maintain and enforce written policies and procedures reasonably designed to prevent misuse of material non-public information (“MNPI”) by their employees or associated persons. ITSFEA also imposes liability upon

“controlling persons” (i.e., employers and individual supervisors) if the controlling person knew of or recklessly disregarded the fact that the “controlled person” (i.e., employee or associated person) was likely to engage in the misuse of MNPI and failed to take appropriate steps to prevent it.

In addition to regulations in the U.S. covering prohibitions against insider trading, there are also regulations in other jurisdictions in which Oaktree conducts business. Oaktree employees should be familiar with such local regulations and seek information from Oaktree’s Chief Compliance Officer or local compliance personnel when any questions related to insider trading arise.

Oaktree employees occasionally come into possession of MNPI that (i) is entrusted to them by a company or by those in a confidential relationship with the company, in either case with the understanding that the information is material, not public and is to be held confidential, or (ii) has been “misappropriated” from the company or another source, or (iii) in the case of information about tender offers, the information is material, not public and is given by a person who has taken one or more steps toward commencement of such an offer. Various laws, regulations and court decisions, as well as general ethical and moral standards, impose certain duties with respect to the use of MNPI. The violation of those duties could subject Oaktree and its employees involved to serious civil and criminal penalties and the resulting damage to reputation. For the purpose of this policy statement, the reference to “company” includes partnerships, trusts or any entity which issues securities.

Moreover, within an organization or affiliated group of organizations, courts may attribute one employee’s knowledge of MNPI to any other employee or group that later trades in the affected security, even if there had been no communication of actual knowledge. Thus, by buying or selling a particular security in the normal course of business, Oaktree employees who have no actual knowledge of MNPI could inadvertently subject Oaktree to liability.

The civil and criminal liabilities for misuse of MNPI can be substantial and can end your career. These penalties apply both to trading while in possession of such information and to “tipping” others who trade. The risks in this area can be significantly reduced through the conscientious use of a combination of trading restrictions and information barriers designed to confine MNPI to a given investment group or department (so-called “Information Walls”). One purpose of this Policy Statement is to establish a workable procedure for applying these techniques in ways that offer significant protection to Oaktree and its employees, while providing flexibility to carry on investment management activities.

POLICY ON INSIDER TRADING

No Access Person or Related Person may buy or sell a security (or a related derivative) in a company, either for himself or herself or on behalf of others, while in possession of MNPI about a company, whether or not that company is owned by any funds or accounts managed by Oaktree. In addition, Access Persons may not communicate MNPI to others, with the exception of communications to Oaktree employees who have a business need to know the information (e.g., because they are working on a proposed transaction to which the information relates).

September 2013	Page 8 of 23

CODE OF ETHICS

WHAT IS MATERIAL INFORMATION?

Information is “material” when a reasonable investor would consider it important in deciding whether to buy, sell, hold or vote a security. Generally, this is information whose disclosure might reasonably be expected to have an impact on the price of a company’s securities. Dividend changes, earnings results, changes in previously released earnings estimates, significant merger or acquisition proposals or agreements, major litigation, liquidity problems, and extraordinary management developments are only some examples of information that may be considered material under the circumstances. The prohibition on trading based on MNPI applies not only to the securities of the issuers to which MNPI is directly related but may also apply to other securities (for example, securities of companies in the same industry) that may reasonably be expected to be materially affected by a public disclosure of MNPI. For example, MNPI regarding Microsoft could make it improper to trade in Novell or IBM.

WHAT IS NON—PUBLIC INFORMATION?

Information is generally considered “public” within a reasonable time after it has been disseminated broadly to investors in the marketplace. Tangible evidence of such dissemination is the best indication that the information is public. For example, information is public after it has become available to the general public through a public filing with the SEC (or some other governmental agency if the fact of such filing is generally disseminated), the Dow Jones “tape” or The Wall Street Journal or some other publication of general circulation.

TIPPING INSIDE INFORMATION

If you possess MNPI about a particular security or the market for the security, you may not disclose or tip that information to others except on a “need-to-know” basis. You must not discuss such information acquired on the job with your spouse, friends, relatives, clients, or anyone else other than other Oaktree employees.

MNPI PROCEDURES

First Steps. Before executing any trade for yourself or others, including clients of Oaktree, you must determine whether you have access to inside information. If you believe you have received oral or written MNPI, you should discuss the situation immediately with Oaktree’s Chief Compliance

Officer or an Approving Officer. You should not discuss the information with anyone else within or outside of Oaktree. Oaktree’s Chief Compliance Officer or an Approving Officer will, with the assistance of counsel as required, determine whether the information is of a nature requiring restrictions on use and dissemination.

Handling of MNPI. If a Legal Department Officer determines that there is a substantial likelihood that an Oaktree investment group or Oaktree Personnel has received or may receive MNPI regarding an issuer of publicly traded securities, Oaktree may conclude to either: (i) place the issuer on a firm-wide restricted securities list, which would bar any purchases or sales of the issuer’s securities by any Oaktree investment group or employee (or Related Person), or (ii) in limited and selective cases, elect to maintain an information wall with regard to the issuer, which would (a) place the issuer on a “Watch List” for monitoring of trading activity, (b) bar any purchases or sales of the issuer’s securities by any Oaktree investment group or employee (including any Related Person of such employee) that receives the information, but allowing other investment groups not in possession of the information to trade in the issuer’s securities, and (c) bar the dissemination of the information beyond certain identified persons responsible for managing the proposed investment in the issuer and impose appropriate safeguards against such dissemination. Where an employee who does not readily fit within an investment group receives such information, Oaktree’s Chief Compliance Officer or an Approving Officer (subject to an analysis of the specific facts) will decide upon the appropriate restriction.

Communications Across Information Walls. If MNPI is communicated to another investment group or employee (inadvertently or otherwise) in violation of an Information Wall, the Information Wall procedures will apply to such other investment group or employee in the same manner as they are applied to the department that originally received the information.

Lifting Restrictions. Once MNPI becomes public, or is judged to be no longer material, Oaktree’s Chief Compliance Officer or an Approving Officer may lift the trading and information restrictions.

September 2013	Page 9 of 23

CODE OF ETHICS

IV. ANTI-CORRUPTION POLICY STATEMENT

GENERAL

The purpose of the Oaktree Anti-Corruption Policy is to ensure compliance with all applicable anti-bribery laws and to prevent Oaktree employees from offering, promising, paying or providing, or authorizing the promising, paying or providing of any amount of money or anything of value to a Public Official or Private Sector Counterparty Representative (each, as defined below) for the purpose of improperly obtaining, directing or retaining business or securing an improper advantage for Oaktree.

The Oaktree Anti-Corruption Policy is applicable to all Oaktree employees, regardless of their country of citizenship or residency. Although the U.S. Foreign Corrupt Practices Act (“FCPA”) and the UK Bribery Act 2010 (“Bribery Act”) are the principal anti-bribery statutes applicable to Oaktree and its employees worldwide, Oaktree and its employees are also subject to the applicable anti-bribery laws of all jurisdictions in which they do business and any jurisdictions involved in Oaktree’s cross-border transactions. Oaktree employees who are not U.S. or U.K. citizens or residents may also be subject to anti-bribery laws of their countries of citizenship or residency, as applicable.

Prior to transacting business (including merger and acquisition transactions and the retention of certain third parties) in any non-U.S. or U.K. jurisdiction, you should consult with Oaktree’s Chief Compliance Officer or an Approving Officer or local counsel to obtain the applicable policies, requirements and procedures pertinent to complying with the applicable anti-bribery laws of such jurisdictions.

ANTI—CORRUPTION POLICY

Oaktree’s policy is to prohibit Oaktree employees from offering, promising, paying or providing, or authorizing the promising, paying or providing (in each case, directly or indirectly, including through Third Parties) of any amount of money or anything of value to any Public Official, including a person actually known to be an immediate family member of a Public Official and a former Public Official, in order to improperly influence or reward any official action or decision by such person for Oaktree’s benefit. Neither funds from Oaktree nor funds from any other source may be used to make any such payment or gift on behalf of or for Oaktree’s benefit.

Additionally, Oaktree’s policy provides that Oaktree employees are prohibited from offering, promising, paying or providing, or authorizing the promising, paying or providing (in each case, directly or indirectly, including through Third Parties) of any amount of money or anything of value to a Private Sector Counterparty Representative in order to induce or reward that person’s improper performance of their functions or activity.

Oaktree’s policy is to comply with the anti-bribery provisions of the FCPA, the Bribery Act, and all other applicable anti-corruption laws. Oaktree has adopted policies and procedures in Section 20 of the Oaktree Compliance Manual (the “Oaktree Anti-Corruption Policy”) to assure compliance with all applicable anti-bribery laws. Failing to abide by the Oaktree Anti-Corruption Policy can result in serious financial and criminal penalties for Oaktree and Oaktree employees. In addition, violation of the Oaktree Anti-Corruption Policy may subject the involved Oaktree employees to disciplinary action as set forth in this Code and Oaktree’s Compliance Manual. It is therefore imperative that all Oaktree employees comply with the Oaktree Anti-Corruption Policy and consult with Oaktree’s Chief Compliance Officer or an Approving Officer if there is any doubt about whether an activity is permitted. If any Oaktree employee knows or learns of a violation of the applicable anti-bribery laws or of the Oaktree Anti-Corruption Policy, he or she must promptly report the facts to Oaktree’s Chief Compliance Officer or an Approving Officer.

WHO IS A PUBLIC OFFICIAL?

For purposes of the Oaktree Anti-Corruption Policy, “Public Official” includes a “Foreign Official” under the FCPA and a “Foreign Public Official” under the Bribery Act. U.S. government officials are Public Officials.

The definition of “Public Official” includes any person who is employed full- or part-time by a. government, or by regional subdivisions of governments, including states, provinces, districts, counties, cities, towns and villages or by independent agencies, state-owned businesses, state-controlled businesses or public academic institutions. This would include, for example, employees of sovereign wealth funds,

September 2013	Page 10 of 23

CODE OF ETHICS

government sponsored pension plans (i.e. pension plans for the benefit of government employees), and government sponsored university endowments.

For FCPA purposes only, “Public Official,” also includes political party officials and candidates for political office. For example, a campaign contribution is the equivalent of a payment to a Public Official under the FCPA. In certain cases, providing a payment or thing of value to a person actually known to be an immediate family member of a Public Official or a charity associated with a Public Official may be the equivalent of providing a thing of value to the Public Official directly.

Under the FCPA, the employees of public international organizations, such as the African and Asian Development Banks, the European Union, the International Monetary Fund, the United Nations and the Organization of American States, are considered Public Officials.

WHO IS A THIRD PARTY?

A “Third Party” is defined as any consultant, investor, joint venture partner, local partner, broker, agent or other third party retained or to be retained by Oaktree for purposes of dealing with a Public Official or a Private Sector Counterparty Representative on behalf of Oaktree or where the contemplated services are likely to involve business-related interactions with a Public Official or Private Sector Counterparty Representative on behalf of Oaktree.

WHO IS A PRIVATE SECTOR COUNTERPARTY REPRESENTATIVE?

A Private Sector Counterparty Representative is an owner, employee or representative of a private entity, such as a partnership or corporation, with which Oaktree is conducting or seeking to conduct business.

PRE-APPROVAL, REPORTING, DUE DILIGENCE AND CONTRACTUAL REQUIREMENTS

The Oaktree Anti-Corruption Policy provides specific policies and procedures to implement the following safeguards to assure compliance with the applicable anti-bribery laws, unless otherwise authorized by Oaktree’s Chief Compliance Officer or an Approving Officer:

Pre-Approval of Certain Expenses. You must obtain pre-approval for the following types of expenses:

•	travel and lodging expenses for a Public Official; and

•	gifts provided to a Public Official or a person
actually known to be an immediate family member of a Public Official; and

•	meals and entertainment provided to a Public Official or a person actually known to be an immediate family member or guest of a Public Official; and

•	in certain cases, political contributions and charitable donations to Public Officials, Private Sector Counterparty Representative or persons they control.

You should request pre-approval from Oaktree’s Chief Compliance Officer or an Approving Officer by completing and submitting a Request for Prior Approval of Gifts, Meals, Entertainment, Travel, and Lodging for Public Officials form via My Compliance Center. Requests for pre-approval of travel and lodging for Public Officials must be accompanied by a general itinerary.

Reporting Obligations. You must report, on a quarterly basis, all payments for travel, lodging, gifts, meals and entertainment provided to a Public Official or a person actually known to be an immediate family member or guest of a Public Official, regardless of amount. Reporting must be made on Oaktree’s Quarterly Report of Gifts, Meals, Entertainment, Travel and Lodging for Public Officials via My Compliance Center.

Requirements for Interaction with Private Sector Counterparty Representatives. Oaktree personnel should be sensitive to anti-corruption issues any time a high-risk activity involves, directly or indirectly, a Private Sector Counterparty Representative. Issues may arise in connection with the offering of investment opportunities to a Private Sector Counterparty or a person related to a Private Sector Counterparty Representative. In addition, travel, lodging, meals, and entertainment of Private Sector Counterparty Representatives conducted as routine business should be undertaken in accordance with anti-corruption laws and are subject to post-monitoring review by the Chief Compliance Officer or his designee(s).

Requirements for Retention of Certain Third Parties. Payments by Oaktree to Third Parties raise special concerns under the FCPA and Bribery Act. Because of the risk that a Third Party may seek to secure business for Oaktree or its controlled Portfolio Companies through violations of the FCPA or Bribery

September 2013	Page 11 of 23

CODE OF ETHICS

Act and that Oaktree or such controlled Portfolio Companies may be subject to liability under the FCPA or Bribery Act as a result, any agreement with a Third Party that is engaged to do business with Oaktree is subject to specific due diligence and contractual requirements to assure compliance with the Oaktree Anti-Corruption Policy.

Requirements for Merger and Acquisitions and Equity Investment Transactions. Merger and acquisition transactions and equity investments by Oaktree shall be subject to specific due diligence and contractual requirements to assure compliance with the FCPA and Bribery Act and insulate Oaktree from liability for existing or potential FCPA and Bribery Act violations by the target company. The foregoing requirements shall not apply to non-equity investments or investments in publicly traded securities purchased in the public market and derivative trades.

Requirements in Connection with Portfolio Companies. All Oaktree controlled portfolio companies shall adopt, implement, periodically review and enforce appropriate policies and procedures to assure compliance with the applicable anti-bribery laws. For portfolio companies in which Oaktree has a minority, non-controlling interest and an Oaktree employee serves on the board of directors or its equivalent, the Oaktree employee should (i) be mindful of anti-corruption issues and (ii) propose to the portfolio company that it adopt an anti-corruption policy if such portfolio company does not have an acceptable policy already in place.

September 2013	Page 12 of 23

CODE OF ETHICS

V. GIFTS, MEALS, ENTERTAINMENT, AND POLITICAL ACTIVITY

GIFTS, MEALS, ENTERTAINMENT, TRAVEL AND LODGING

No employee may accept a gift, or allow him or herself to be entertained in a manner, that might reasonably be expected to improperly influence his or her behavior or judgment or interfere with his or her responsibilities to Oaktree and its clients. Employees should be mindful of this policy when hosting clients or individuals from other Oaktree business partners. While gifts, meals and entertainment are not prohibited altogether, each employee must exercise good judgment to assure that no gift, meal or entertainment that is considered lavish and excessive in value or frequency is accepted or given. Any gift, meal and entertainment received or given should be reasonable in value and customary under the circumstances. In applying the foregoing standards, you should be conservative in your judgments and decline any gift, meal or entertainment that might reasonably be deemed lavish, excessive or otherwise inappropriate.

Employees may not solicit gifts, favors, special accommodations, or other valuable items from anyone doing business or seeking to do business with Oaktree or an affiliate. In addition, no employee may accept or participate in any arrangement leading to an inappropriate gift to himself or herself, Related Persons, or any business entity in which any of them has a substantial interest. When in doubt about whether an offer of a gift, meal or entertainment is proper, you should decline the offer and promptly report the incident to Oaktree’s Chief Compliance Officer or an Approving Officer.

In addition to the general policy guidelines described above, see below for specific limitations and guidelines on accepting and providing such items.

Gifts, Meals, Entertainment, Travel and Lodging Received by Employees

Gifts

The term “gift” includes, but is not limited to, cash, trips, food or beverages, substantial favors, discounted credit terms, event tickets (e.g., tickets to sporting or entertainment events), free or special discounts on goods or services, loans of goods or money, or anything else of value. Gifts to an employee’s Related Persons are included in this policy.

For the avoidance of doubt, you should understand that if you are given tickets to an event to do with as you please, you will be deemed to have received a “gift” in the amount of the fair market value of the tickets. In contrast, if you attend an event with a host or a designated representative of the host, you are deemed to have been entertained and not to have received a “gift.”

You are generally permitted to accept unsolicited gifts, except for gifts of cash (including gift cards and gift certificates) and securities, from current and prospective clients, providers of goods or services or others with whom Oaktree has dealings (“Outside Parties”) except that the total aggregate value of gifts received from a particular Outside Party may not exceed $250, or the local currency equivalent, in a single calendar year (e.g., a $250 gift in the US will have the same value as a gift worth £165 in London, assuming a currency rate of 1 GBP to 1.5 USD). This means that if a single gift received is of a value greater than $250 (or local currency equivalent) or if multiple gifts have been received during the course of a calendar year from a single Outside Party and the last gift received would cause the total aggregate value to exceed $250 (or local currency equivalent), you must notify the Chief Compliance Officer or Approving Officer. One of the following actions will generally be required:

•	Return the gift;

•	Keep the gift and write a check to charity for the difference between the fair market value of the gift and $250 (or local currency equivalent); or

•	Donate the gift to charity or to an Oaktree employee raffle.

Meals and Entertainment

You are generally permitted to accept unsolicited invitations to entertainment events (e.g., participatory/spectator sporting events, theatrical productions, host parties/celebrations) and business meals from Outside Parties, subject to the following guidelines:

•	The value of any single business meal should generally not exceed $250 (or local currency equivalent) per person.

•	The value of a single entertainment event

September 2013	Page 13 of 23

CODE OF ETHICS

should generally not exceed $1,000 (or local currency equivalent) per person. In the event that you anticipate the value of a single entertainment event may exceed $1,000 per person, you must obtain approval to attend the event from the Chief Compliance Officer or an Approving Officer.

•	Traders, including Portfolio Managers that also trade securities, must obtain approval from the Chief Compliance Officer or an Approving Officer prior to attending any entertainment event, regardless of value, that is hosted by current or potential counterparties (i.e., traditional securities brokers). Note that portfolio managers that do not trade securities and investment analysts are not subject to this requirement.

Travel and Lodging

In general, expenses for lodging and travel of Oaktree personnel, such as those incurred in connection with conferences, should be borne by Oaktree and not an Outside Party. To accept an Outside Party’s offer to pay for lodging and travel expenses associated with a conference or other event, you need to obtain prior approval from the Chief Compliance Officer or an Approving Officer. Generally, approval will be granted where the employee is a speaker at a conference/event hosted by the Outside Party, and the Outside Party’s offer to pay for the travel and lodging expenses is reasonable in relation to the speaking engagement.

Gifts, Meals, Entertainment, Travel and Lodging Given by Employees

It is acceptable for you to give gifts or favors of nominal value to clients or individuals with other Oaktree business partners to the extent they are appropriate and suitable under the circumstances, meet the standards of ethical business conduct, and involve no element of concealment. You are prohibited from providing or offering to provide cash gifts, including gift certificates and gift cards, or gifts of securities to clients, prospective clients or individuals with other Oaktree business partners. Providing meals and entertainment that are reasonable and appropriate to such individuals is acceptable. Be aware, however, that many organizations, including government entities and agencies, have their own rules prohibiting or limiting the type and amount of gifts, meals and entertainment that their employees can receive. Oaktree staff are required to adhere to any such restrictions. In addition, you should be sensitive to ERISA rules governing current and prospective corporate pension plan clients and the receipt of gifts and entertainment by employees of such clients. If you are ever in doubt about the applicability of gift and entertainment restrictions to your dealings with a particular client or business associate, please consult with an Approving Officer.

As a general matter, you should not provide any gift, entertainment, meal, travel or lodging to any Public Official. The term “Public Official” covers any person who is employed full- or part-time by a government entity or agency, or by regional subdivisions of governments, including states, provinces, districts, counties, cities, towns and villages or by independent agencies, state-owned businesses, state-controlled businesses or public academic institutions. This would include for example employees of sovereign wealth funds, government sponsored pension plans (i.e. pension plans for the benefit of government employees), and government sponsored university endowments. In addition, it includes political party officials and candidates for political office.

Providing any gift, meal, entertainment, travel or lodging to a Public Official must be pre-approved by the Chief Compliance Officer or an Approving Officer. Employees must submit a request via My Compliance Center using the Request for Prior Approval of Gifts, Meals, Entertainment, Travel and Lodging for Public Officials form. You should also refer to Section IV “Anti-Corruption Policy Statement” above for a discussion of related Oaktree policies and procedures.

Reporting of Gifts, Meals, Entertainment, Travel and Lodging

All employees are required to report, on a quarterly basis, the receipt of all gifts, excluding those of nominal value (e.g., items such as pens, notepads and cups with company logos), and their attendance at any entertainment event or conference (other than normal and customary business meals) given or sponsored by anyone with whom Oaktree does business. Reporting of such items must be conducted via My Compliance Center.

Any gifts, meals, entertainment, travel and lodging provided by an employee to a Public Official must also be reported on a quarterly basis through the

September 2013	Page 14 of 23

CODE OF ETHICS

completion of the Quarterly Report of Gifts, Meals, Entertainment, Travel and Lodging for Public Officials via My Compliance Center.

POLITICAL ACTIVITY

It is Oaktree’s policy to comply fully with campaign finance and other “pay-to-play” laws. Various jurisdictions and government agencies have enacted pay-to-play laws, which are intended to limit investment advisers and their employees from making contributions to, or soliciting contributions for, a government official who can influence the governmental entity’s selection of investment advisers. These pay-to-play-laws may prohibit the investment adviser from receiving compensation from a government entity after the investment adviser or certain of its employees engage in political activity. Some of these restrictions are triggered by political contributions made as long as five years prior to the award of an investment management mandate. In addition, some public pension plans have more restrictive rules regarding political activity. Because Oaktree maintains and seeks to develop relationships with these types of entities, failure to comply with the laws could result in a loss of client investment management mandates and/or possible sanctions and penalties.

Employees are not permitted to engage in Political Activity for the purpose of obtaining new business or retaining existing business, including in connection with potential or existing investors or transactions.

In order to ensure compliance with applicable pay-toplay laws, all employees, Related Persons of such employees (refer to Article II for the definition of a “Related Person”) and any Oaktree entity must obtain pre-approval from the Chief Compliance Officer or an Approving Officer for the following activities (collectively, “Political Activity”):

1.	Campaign contributions (e.g. direct monetary donations, indirect monetary donations such as campaign paraphernalia purchases)

2.	Political campaign-related solicitation activity

3.	Participation as a committee or board member of a politically active non-profit organization

(e.g., a 501(c)(4) entity), political action committee (a “PAC”), or any other political committee or organization. Such activity would also constitute an outside business activity, subject to the pre-approval requirements provided in Article VI of this Code.

4.	Monetary or in-kind benefits, to, or for the benefit of, among others, any government official, candidate running for office, political party, or legislative leadership, politically active non-profit organizations, or PACs.

Note: Pre-approval is not required for campaign volunteering, so long as the activity does not include soliciting or coordinating campaign contributions. Therefore, administrative work for a campaign that does not involve the solicitation or coordination of campaign contributions would not require pre-approval.

To obtain pre-approval of proposed Political Activity, you must complete and submit a Request for Prior Approval of Political Activity via My Compliance Center.

All employees are also required to report Political Activity on a quarterly basis and as may be requested from time to time. Quarterly disclosure of such items should be made on the Quarterly Report of Political Activity via My Compliance Center. You should also refer to Section IV “Anti-Corruption Policy Statement” above for a discussion of related Oaktree policies and procedures.

Each employee is responsible for monitoring his or her Political Activity (in consultation with the Compliance Department) to be certain that it complies with their jurisdictional rules limiting individual contributions.

OTHER CODES OF ETHICS

You should be aware that sometimes a client imposes more stringent codes of ethics than those set forth above. If you are subject to a client’s code of ethics, you should notify Oaktree’s Chief Compliance Officer and you should abide by it.

September 2013	Page 15 of 23

CODE OF ETHICS

VI. OUTSIDE ACTIVITIES

OUTSIDE EMPLOYMENT

Each Oaktree employee is expected to devote his or her full time and ability to Oaktree’s interests during regular working hours and such additional time as may be properly required. Oaktree discourages employees from holding outside employment, including consulting. If you are considering taking outside employment or starting a business, you must submit a written request to your Department Head. The request must include the name of the business, type of business, type of work to be performed, and the days and hours that the work will be performed. If your Department Head approves your request, it will be submitted to Oaktree’s Chief Compliance Officer or an Approving Officer for final approval.

An employee may not engage in outside employment and/or business ownership that: (a) interferes, competes, or conflicts with Oaktree’s interests; (b) encroaches on normal working time or otherwise impairs performance; (c) implies sponsorship or support of an outside organization by Oaktree; or (d) reflects directly or indirectly adversely on Oaktree. This policy also prohibits outside employment in the securities brokerage industry. Employees must abstain from negotiating, approving or voting on any transaction between Oaktree and any outside organization with which they are affiliated, whether as a representative of Oaktree or the outside organization, except in the ordinary course of their providing services for Oaktree and on a fully disclosed basis.

If you have an approved second job, you are not eligible to receive compensation during an absence from work which is the result of an injury on the second job and outside employment will not be considered an excuse for poor job performance, absenteeism, tardiness or refusal to work overtime. Should any of these situations occur, approval may be withdrawn and you may be subject to discipline, including dismissal.

SERVICE AS DIRECTOR OR OFFICER

Each employee is required to (a) notify the employee’s Department Head or the relevant portfolio manager to serve as a director or officer, or in a similar capacity of a portfolio company of funds and accounts managed by Oaktree and (b) obtain approval from the employee’s Department Head and Oaktree’s Chief Compliance Officer or an Approving Officer to serve as a director or officer, or in similar capacity in all other circumstances. For all outside director and officer positions, except in the situations described below, employees must submit a Director and Officer Positions disclosure form via My Compliance Center, which will route the form to the appropriate parties (e.g., Department Head, portfolio managers) for any necessary approvals and/or notification.

Upon notification of the appropriate parties and/or receipt of approval to serve in an outside director or officer position, procedures may be implemented to safeguard against potential conflicts of interest, such as placing securities of the company on a restricted list. You may be required to relinquish your position if it is concluded that it is in the interest of Oaktree or its clients. See also, Article V, “Political Activity”, which discusses requirements to obtain pre-approval from an Approving Officer to serve as a committee or board member of a politically active non-profit organization (e.g., a 501(c)(4) entity), PAC, or any other political committee or organization

You do not need approval, nor do you need to notify Oaktree, to serve on the board of your family’s private corporation (or your Related Person’s family’s private corporation) or any charitable, professional civic or non-profit entities (excluding 501(c)(4) organizations that participate in political campaign activity as described above and under Article V) that are not clients of Oaktree and have no business relations with Oaktree. (You should note, however, that if you are involved with the investment activities of such an entity, that entity may become your Related Person and be subject to the policies concerning securities transaction set forth above.) Also, if you serve in a director or officer capacity which does not require advance approval or notification, but circumstances later change, which would require such approval or notification (e.g., the company enters into business relations with Oaktree or becomes a client), you must then obtain the necessary approvals and/or notify the appropriate parties. Employees should submit a Director and Officer Position disclosure form via My Compliance Center, which will route the form to the appropriate parties. You should consult with Oaktree’s Chief Compliance Officer to determine whether your

September 2013	Page 16 of 23

CODE OF ETHICS

activities will trigger our policies concerning the reporting of securities transactions.

FIDUCIARY APPOINTMENTS

No employee may accept appointments as executor, trustee, guardian, conservator, general partner or other fiduciary, or any appointment as a consultant in connection with fiduciary or active money management matters, without the prior approval of Oaktree’s Chief Compliance Officer or an Approving Officer. This policy does not apply to appointments involving personal or family estate planning or service on the board of a charitable, civic, or non-profit company where the Access Person does not act as an investment adviser for the entity’s assets and has no control or limited input in the investment decision for such entity’s assets. Securities traded by you as a fiduciary will be subject to the Oaktree Personal Investment Transactions Policy.

COMPENSATION, CONSULTING FEES AND HONORARIUMS

If you have received proper approval to serve in an outside organization or to engage in other outside employment, you may retain all compensation paid for such service unless otherwise provided by the terms of the approval. Generally, you may not retain compensation (whether in the form of cash, stock options, shares of restricted stock or other non-cash compensation) received for services on boards of directors or as officers of corporations where you serve in the course of your employment activities with Oaktree and in such instances, it is your responsibility to inform Oaktree’s Chief Compliance Officer or an Approving Officer of your receipt of any such compensation and the terms thereof. In certain limited situations (e.g., the form of compensation cannot be structured for the benefit of a fund), the Chief Compliance Officer or an Approving Officer may grant an exception to this policy. You may retain honorariums received by you for publications, public speaking appearances, instructional courses at educational institutions, and similar activities. You should direct any questions concerning the permissible retention of compensation to Oaktree’s Chief Compliance Officer or an Approving Officer.

PARTICIPATION IN PUBLIC AFFAIRS

Oaktree employees are encouraged to support community activities and political processes. Normally, voluntary efforts must take place outside of regular business hours. If voluntary efforts require corporate time, you should obtain prior approval from your Department Head. Should the voluntary efforts involve fundraising or solicitation activity in connection with a campaign for a government official, you must follow the policies and procedures outlined under Article V above and seek prior approval of such activity. If you wish to accept an appointive office, or run for elective office, you must first obtain approval from your Department Head and then Oaktree’s Chief Compliance Officer. You must campaign for an office on your own time and may not use Oaktree’s property or services for such purpose without proper reimbursement to Oaktree.

In all cases, employees participating in political activities do so as individuals and not as representatives of Oaktree. To prevent any interpretation of sponsorship or endorsement by Oaktree, you should not use either Oaktree’s name or address in material you mail or funds you collect, nor, except as necessary in biographical information, should Oaktree be identified in any advertisements or literature.

SERVING AS TREASURER OF CLUBS, CHURCHES, LODGES, OR SIMILAR ORGANIZATIONS

An employee may act as treasurer of clubs, churches, lodges, or similar organizations. However, you should keep funds belonging to such organizations in separate accounts and not commingle them in any way with your personal funds or Oaktree’s. You should consult with Oaktree’s Chief Compliance Officer or an Approving Officer to determine whether your activities will trigger our policies concerning the reporting of securities transactions.

Any other outside activity or venture that is not covered by the foregoing, but that may raise questions, should be cleared with Oaktree’s Chief Compliance Officer or an Approving Officer.

September 2013	Page 17 of 23

CODE OF ETHICS

VII. OTHER EMPLOYEE CONDUCT

PERSONAL FINANCIAL RESPONSIBILITY

It is important that employees properly manage their personal finances, particularly in matters of credit. Imprudent personal financial management may affect job performance and lead to more serious consequences for employees in positions of trust. In particular, you are not permitted to borrow from clients, or from providers of goods or services with whom Oaktree deals, except those who engage in lending in the usual course of their business and then only on terms offered to others in similar circumstances, without special treatment. This prohibition does not preclude borrowing from individuals related to you by blood or marriage.

TAKING ADVANTAGE OF A BUSINESS OPPORTUNITY THAT RIGHTFULLY BELONGS TO OAKTREE

Employees must not take for their own advantage an opportunity that rightfully belongs to Oaktree or its clients. Whenever Oaktree has been actively soliciting a business opportunity, or the opportunity has been offered to it or funds or accounts which are managed by such member, facilities or personnel have been used in pursuing the opportunity, that opportunity rightfully belongs to Oaktree and not to employees who may be in a position to divert the opportunity for their own benefits.

Examples of improperly taking advantage of a corporate opportunity include:

•	Selling information to which an employee has access because of his/her position.

•	Acquiring any security or asset that Oaktree is known to be considering or that is within the focus of an investment strategy employed by Oaktree.

•	Receiving a commission or fee on a transaction which would otherwise accrue to Oaktree.

•	Diverting business or personnel from Oaktree.

PERSONAL DEALINGS WITH OAKTREE CLIENTS, VENDORS AND OTHER BUSINESS CONTACTS

Employees are generally prohibited from leveraging relationships with Oaktree clients, vendors and other business contacts (“Oaktree Contacts”) gained during the course of their employment for personal purposes. Personal purposes include, but are not limited to, charitable and political activities, including solicitations of contributions, and conducting non-Oaktree related business activities. In certain limited situations, employees may be permitted to conduct such activities with Oaktree Contacts subject to the prior approval of the employee’s Department Head and the Chief Compliance Officer or an Approving Officer.

CORPORATE PROPERTY OR SERVICES

Employees are not permitted to act as principal for either themselves or their immediate families in the supply of goods, properties, or services to Oaktree, unless approved by the Oaktree’s General Counsel or Chief Financial Officer. Purchase or acceptance of corporate property or use of the services of other employees for personal purposes are also prohibited. This would include the use of inside counsel for personal legal advice absent approval from the Oaktree’s General Counsel or use of outside counsel for personal legal advice at the expense of Oaktree.

USE OF OAKTREE-SPONSORED COMMUNICATION MEDIUMS AND STATIONERY

Employees should use their Oaktree email and other Oaktree-sponsored mediums (e.g., Bloomberg e-mail and instant messaging, Blackberry SMS texting and Microsoft Office Communicator instant messaging) (collectively, “Oaktree communication resources”) primarily for conducting Oaktree business. While occasional use of Oaktree email for personal communications is permissible, employees are prohibited from using Oaktree communication resources to conduct personal outside business activities (including those involving political, civic and charitable solicitations), which may incorrectly imply Oaktree’s sponsorship or endorsement of such activities. Use of Oaktree communication resources must also comply with Oaktree’s Computer Acceptable Use Policy (including avoiding the use of offensive or suggestive language or materials). All communications made via Oaktree communication resources are the property of Oaktree.

It is never appropriate for employees to use official corporate stationery for personal correspondence or other non-Oaktree related purposes.

GIVING ADVICE TO CLIENTS

No Oaktree employee may practice law or provide legal advice to Oaktree’s clients. You should avoid statements that might be interpreted as legal advice. You should refer questions in this area to the

September 2013	Page 18 of 23

CODE OF ETHICS

Oaktree’s General Counsel. You should also avoid giving clients advice on tax matters, the preparation of tax returns, or investment decisions, except as may be appropriate in the performance of an official fiduciary or advisory responsibility or as otherwise required in the ordinary course of your duties.

SOCIAL MEDIA POLICY

The purpose of the Oaktree Social Media Policy is to establish prudent and acceptable practices regarding the use of social media sites and to educate individuals who use social media sites of the responsibilities associated with such use. Oaktree recognizes that employees may wish to post content on the Internet via various social media sites, blogs and tools such as Facebook, MySpace, Twitter, LinkedIn, etc. (collectively referred to as “social media sites”). However, because Oaktree is subject to the rules and regulations of the securities industry, certain postings may be considered to be “investment advice,” “correspondence” or “advertising.” Additionally, postings may reflect poorly on the employee, and, by implication, may negatively impact Oaktree’s reputation.

In order to address the potential risks inherent in using social media sites, Oaktree blocks network access to some of the most popular social media sites. Employees are also required to adhere to the Social Media Policy articulated within Oaktree’s Computer Acceptable Use Policy. The Social Media Policy is incorporated by reference as if fully set out within this Code.

MEDIA AND SPEAKING ENGAGEMENT POLICY

The purpose of the Oaktree Media and Speaking Engagement Policy is to ensure that all interactions with the media and communications during speaking engagements generally are consistent in content and tone and they do not violate applicable securities laws. Employees are required to adhere to the pre-clearance requirements for activities covered under the Media and Speaking Engagement Policy which is incorporated by reference as if fully set out within this Code.

September 2013	Page 19 of 23

CODE OF ETHICS

VIII. CONFIDENTIALITY

All information relating to past, current and prospective clients is highly confidential and is not to be disclosed or discussed with anyone other than Oaktree employees under any circumstance, unless as expressly permitted by Oaktree’s Chief Compliance Officer or an Approving Officer or as outlined in Oaktree’s Compliance Manual. Additionally, Oaktree

employees will come into possession of, or otherwise have access to, confidential and/or proprietary information pertaining to Oaktree’s business which has commercial value to Oaktree’s business. Consequently, all employees will be required to sign and adhere to a Confidentiality Agreement, a form of which is attached as Exhibit B.

IX. EXEMPTIVE RELIEF

Oaktree’s Chief Compliance Officer and the Approving Officers will review and consider any proper request of an Access Person for relief or exemption from any restriction, limitation or procedure contained in this Code which is claimed to cause a hardship for such Access Person or which may involve an unforeseen or involuntary situation where no abuse is involved. Exemptions of any nature may be given on a specific basis or a class basis, as such officers determine. Exemptions from Access Person status may also be granted to any person or class of persons such officers determine do not warrant such status. Under appropriate circumstances, Oaktree’s Chief Compliance Officer or any of the Approving Officers may authorize a personal transaction involving a security subject to actual or prospective purchase or sale for Oaktree’s clients, where the personal transaction would be very unlikely to affect the market for such security, where the Oaktree employee is not in possession of MNPI, or for other reasons sufficient to satisfy such officers that the transaction does not represent a conflict of interest, involve the misuse of inside information or convey the appearance of impropriety. Any Access Person’s request for relief should be in writing and should state the basis for his or her request. Oaktree’s Chief Compliance Officer or any of the Approving Officers may meet, as deemed necessary, to discuss any such written request. Any such approval shall be appropriately documented and maintained by Oaktree’s Compliance Department.

September 2013	Page 20 of 23

CODE OF ETHICS

X. REPORTING OF VIOLATIONS AND SANCTIONS

Any violation of the Code must be promptly reported to Oaktree’s Chief Compliance Officer or an Approving Officer. Any such reports will be treated confidentially and investigated promptly and appropriately. All employees are encouraged to seek advice from Oaktree’s Chief Compliance Officer or an Approving Officer with respect to any action or transaction which may violate the Code and should refrain from any action or transaction which might lead to the appearance of a violation.

Upon the reporting or discovery of a violation of this Code, Oaktree’s Chief Compliance Officer or an Approving Officer, in consultation with other Oaktree officers as deemed necessary, may impose such sanctions as he or she deems appropriate. Generally, after the first violation of the Code, you will receive a written warning. Upon the second such violation, escalation of the violation to the offending employee’s manager, a personal trading suspension, fine, or additional training regarding the policies and procedures violated, as applicable, will typically be imposed. The process of issuing violations and sanctions noted above is a general guideline, whereby any one Code violation, or series of Code violations may warrant more severe sanctions, including without limitation, a reversal of any improper transaction, more punitive monetary penalties, demotion, and suspension or termination of employment and forfeiture of benefits Any and all sanctions to be imposed will be determined at the sole discretion of Oaktree’s Chief Compliance Officer or an Approving Officer.

XI. ANNUAL COMPLIANCE CERTIFICATION

Access Persons will be required to certify annually, via My Compliance Center, that (i) they have received, have read and understand the terms of this Code and that they recognize the responsibilities and obligations incurred by their being subject to this Code, and (ii)

they are in compliance with the requirements of this Code, including but not limited to the personal investment transactions policies contained in this Code.

September 2013	Page 21 of 23

CODE OF ETHICS

XII. EMPLOYEE CERTIFICATION

I have received, have read and understand the terms of Oaktree’s Code of Ethics. I recognize the responsibilities and obligations to which I am subject under the Code of Ethics and hereby agree to observe and comply with those responsibilities and obligations.

(Signature)	(Date)

(Print Name)

September 2013	Page 22 of 23

CODE OF ETHICS

XIII. CODE OF ETHICS EXHIBITS

Exhibit A — Confidentiality Agreement

September 2013	Page 23 of 23

CODE OF ETHICS

LIST OF APPROVING OFFICERS AND CHIEF COMPLIANCE OFFICER

OAKTREE’S CHIEF COMPLIANCE OFFICER

Thomas Smith	Managing Director and Chief Compliance Officer

APPROVING OFFICERS

Lisa Arakaki	Managing Director – Legal

Brian Beck	Managing Director – Legal

Martin Boskovich	Managing Director – Legal

Jay Ghiya	Managing Director – Legal

Shirley Lo	Managing Director and Asia Regional Counsel

Todd Molz	Managing Director and General Counsel

Kristin Scott	Managing Director – Compliance

Emily Stephens	Managing Director – Legal

Richard Ting	Managing Director and Associate General Counsel

Richa Gulati	Senior Vice President – Compliance

Dominic Keenan	Senior Vice President and Europe Regional Counsel

Tom Ware	Senior Vice President and Compliance Officer Europe

Young In	Vice President—Legal

Jeffrey Joseph	Vice President – Legal

Renee Kemp	Vice President – Legal

Kenneth Lee	Vice President and Compliance Officer Asia

Mukya Porter	Vice President – Compliance

Philip McDermott	Assistant Vice President – Legal

Jordan Mikes	Assistant Vice President – Legal

APPROVING OFFICER FOR PERSONAL INVESTMENT TRANSACTION REQUESTS ONLY

Rory Cairns	Assistant Vice President – Compliance

Tanya Muschenheim	Assistant Vice President – Compliance

Mary Castillo	Senior Compliance Analyst

Scelena Richardson	Compliance Analyst

Heather Yu	Administrative Assistant

APPROVING OFFICER FOR INSIDER TRADING AND ANTI - CORRUPTION POLICY MATTERS ONLY

Donna Choi	Senior Administrator – Legal

Kathryn Herman	Senior Administrator – Legal

January 2014	Attachment A